FORM 4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ] Check this box if no longer
     subject to Section 16.  Form 4
     or Form 5 obligations  may
     continue.  See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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(Print or Type Responses)
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        1. Name and Address of Reporting Person

           Furst          Jeffrey           S.
-------------------------------------------------------
          (Last)          (First)          (Middle)

        1161 SW Mirror Lake Cove
-------------------------------------------------------
                        (Street)

        Port S. Lucie        FL             34986
-------------------------------------------------------
           (City)        (State)           (Zip)

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        2.  Issuer Name and Ticker or Trading Symbol

        Seacoast Banking Corporation of Florida
        NASDAQ:  SBCF
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3.  IRS or Social Security                    4.  Statement for Month/Day/Year
    Number of Reporting
    Person (Voluntary)                                     22-Apr-03

     ___-__-____                              5.  If Amendment,
                                                  Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
          (Check all applicable)

      X   Director             10% Owner
    -----                -----

    ----- Officer        ----- Other
    (give title below    (specify below)

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7.  Individual or Joint/Group Filing

      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----

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TABLE 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

1. Title of Security    2. Trans-     3. Trans-       4. Securities Acquired (A)
   (Inst. 3)               action        action           or Disposed of (D)
                           Date          Code             (Inst. 3, 4 and 5)
                                        (Instr. 8)
                          (Month     --------------   --------------------------
                           Day/                                (A) or
                           Year)      Code      V      Amount  (D)        Price
----------------------  ----------   --------------   --------------------------
Seacoast Banking
Corporation of Florida
Common Stock             04/22/03      A                563     A        $18,820

----------------------  ----------   --------------   --------------------------

----------------------  ----------   --------------   --------------------------

----------------------  ----------   --------------   --------------------------

----------------------  ----------   --------------   --------------------------

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5.  Amount of            6.  Ownership                 7.  Nature
    Securities               Form:                         of Indirect
    Beneficially             Direct                        Beneficial
    Owned at End             (D) or                        Ownership
    of Month                 Indirect                      (Inst. 4)
    (Inst. 3 and 4)          (Instr. 4)

----------------------  ----------------  --------------------------------------
        15,202                 D          Individual
----------------------  ----------------  --------------------------------------
        18,207                 D          IRA
----------------------  ----------------  --------------------------------------
        85,155                 D          Joint with Wife (Delaine)
----------------------  ----------------  --------------------------------------
           600                 D          Joint with Mother (Carolyn G. Webber)
----------------------  ----------------  --------------------------------------
        19,347                 I          By Wife (Delaine)
----------------------  ----------------  --------------------------------------

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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).
------------------------------------

 Table II - Derivative Securities Acquired, Disposed of, of Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


--------------------------------------------------------------------------------
1.  Title of Derivative     2.  Conver-      3.  Trans-        4.  Transac-
      Security                  sion or          action            tion Code
     (Instr. 3)                 Exercise         Date              (Inst. 8)
                                Price of         (Month/
                                 Deriv-           Day/
                                 ative            Year)
                                Security
                                                                Code         V
-----------------------     -------------    ------------       ----------------

-----------------------     -------------    ------------       ----------------

-----------------------     -------------    ------------       ----------------

-----------------------     -------------    ------------       ----------------

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5.  Number of Deriv-           6.  Date Exer-          7.  Title and Amount of
    ative Securities Ac-           cisable and Ex-         underlying Securities
    quired (A) or Dis-             piration Date           (Instr. 3 and 4)
    posed of (D)                   (Month/Day/
    (Instr. 3, 4, and 5)           Year)



                               --------------------    -------------------------
                               Date        Expira-                   Amount or
------------------------       Exer-       tion                      Number of
  (A)             (D)          cisable     Date           Title      Shares

------------------------       --------------------    -------------------------

------------------------       --------------------    -------------------------

------------------------       --------------------    -------------------------

------------------------       --------------------    -------------------------

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8.  Price            9.  Number            10.  Owner-            11. Nature
    of                   of Deriv-              ship                  of In-
    Deriv-               ative                  form                  direct
    ative                Secur-                 of De-                Bene-
    Secur-               ities                  rivative              ficial
    ity                  Bene-                  Secu-                 Own-
    (Instr.              ficially               rity:                 ership
    5)                   Owned                  Direct                Instr. 4)
                         at End                 (D) or
                           of                   Indi-
                         Month                  rect (l)
                         (Instr. 4)             (Instr. 4)
---------------      --------------        ------------------     --------------

---------------      --------------        ------------------     --------------

---------------      --------------        ------------------     --------------

---------------      --------------        ------------------     --------------

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Explantion of Responses:



                     /s/ Sharon Mehl as Power of Attorney
                         for Jeffrey S. Furst                 04/23/03
                     ------------------------------------     --------
                     **Signature of Reporting Person           Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of the information contained in this form are not required to response unless the form displays a currently valid OMB Number.

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, a director of Seacoast Banking Corporation of Florida, a national banking corporation ("the Company") does hereby nominate, constitute and appoint Sharon Mehl, Dennis S. Hudson, III and William R. Hahl, or any one or more of them, his or her true and lawful attorneys and agents to do any and all acts and things and execute and file any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable to enable the undersigned (in his or her individual capacity or in a fiduciary or any other capacity) to comply with the Securities Exchange Act of 1934, as amended (the "Act"), and any requirements of the Security and Exchange Commission in respect thereof, in connection with the preparation, execution and filing of any report or statement of beneficial ownership or changes in beneficial ownership of securities of the Company that the undersigned (in his or her individual capacity or in a fiduciary or any other capacity) may be required to file pursuant to Section 16(a) of the Act, including specifically, but without limitation, full power and authority to sign the undersigned's name, in his or her individual capacity or in a fiduciary or any other capacity, to any report or statement on Form 3, Form 4 or Form 5 or to any amendment thereto, or any form or forms adopted by the Securities and Exchange Commission in lieu thereof or in addition thereto, hereby ratifying and confirming all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     This authorization shall supersede all prior authorizations in act for the undersigned with respect to securities of the Company in these matters, which prior authorizations are hereby revoked, and shall survive the termination of the undersigned's status as a director and(or) officer of the Company and remain in effect thereafter for so long as the undersigned (in his or her individual capacity or in a fiduciary or any other capacity) has any obligation under
Section 16 of the Act with respect to securities of the Company.


     IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of November, 1997.


                                           /s/ Jeffrey S. Furst     11/1/97
                                           --------------------------------